Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO: Microfield Group, Inc.

As independent certified public accountants, we hereby consent to the inclusion in the foregoing Post-Effective Amendment No. 1 to Form SB-2 on Form S-1 Registration Statement of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, dated February 24, 2006 relating to the consolidated financial statements of Microfield Group, Inc. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP

Russell Bedford Stefanou Mirchandani LLP

Mclean, Virginia
August 2, 2006